EXHIBIT 15
The Board of Directors of Aaron’s, Inc. and subsidiaries
We are aware of the incorporation by reference in the Registration Statements (Form S-8 Nos.: 333-160357, and 333-171113) of Aaron’s, Inc. and subsidiaries and in the related Prospectuses of our report dated May 4, 2011 relating to the unaudited consolidated interim financial statements of Aaron’s, Inc. and subsidiaries that are included in its Form 10-Q for the quarter ended March 31, 2011.

/s/ Ernst & Young LLP
Atlanta, Georgia
May 4, 2011